PRELIMINARY PROXY MATERIAL
								       DRAFT

	NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
	THE ROYCE FUND



To the Shareholders of
Royce Global Services Fund:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Royce Global Services Fund (the "Fund"), a series of The Royce Fund (the "Trust"), will be held at the offices of the Trust, 1414 Avenue of the Americas, New York, New York 10019 (10th Floor), on November 10, 1997 at 3:00 p.m. (Eastern Time), for the following purposes:

1. To approve a change in the Fund's investment objective and in a related policy to permit the Fund to concentrate its investments in the financial services industry.

2. To transact such other business as may come before the meeting or any adjournment thereof.

The Board of Trustees has fixed the close of business on October 13, 1997 as the record date for the determination of those shareholders entitled to vote at the meeting, and only holders of record at the close of business on that date will be entitled to vote.

The Fund's Annual Report to Shareholders for the year ended December 31, 1996 and its Semi-Annual Report to Shareholders for the six months ended June 30, 1997 were previously mailed to shareholders. Copies of these Reports are available upon request, without charge, by writing to the Trust at 1414 Avenue of the Americas, New York, New York 10019 or calling toll-free at 1-800-221-4268.

	IMPORTANT

To save the Trust the expense of additional proxy solicitation, please insert your instructions on the enclosed Proxy, date and sign it and return it in the enclosed envelope (which requires no postage if mailed in the United States), even if you expect to be present at the meeting. The Proxy is solicited on behalf of the Board of Trustees, is revocable and will not affect your right to vote in person in the event that you attend the meeting.

By order of the Board of Trustees.


John E. Denneen,
Secretary

October   , 1997

PROXY STATEMENT FOR SPECIAL MEETING OF
SHAREHOLDERS OF THE ROYCE FUND


The enclosed Proxy is solicited on behalf of the Trustees of The Royce Fund for use at a Special Meeting of Shareholders of Royce Global Services Fund (the "Fund"), a series of the Trust, to be held at the offices of the Trust, 1414 Avenue of the Americas, New York, New York 10019 (10th Floor), at 3:00 p.m., Eastern Time, on November 10, 1997 and at any adjournments thereof.

The purpose of the meeting is the approval of a change in the investment objective of the Fund which will change the Fund's primary focus to investments in companies principally engaged in the financial services industry and in a related policy to permit the Fund to concentrate its investments in that industry.

Shares represented by all properly executed Proxies received in time for the meeting will be voted. Where a shareholder has specified a choice on the Proxy with respect to Proposal 1 in the Notice of Special Meeting, his or her shares will be voted accordingly. If no directions are given, the shareholder's shares will be voted in favor of this Proposal. The Proxy may be revoked at any time before it is exercised by written instructions to the Trust or by filing a new Proxy with a later date, and any shareholder attending the meeting may vote in person, whether or not he or she has previously filed a Proxy. The cost of soliciting proxies will be borne by Royce & Associates, Inc. ("Royce"), the Fund's investment adviser, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Fund's shares. Some officers and employees of the Trust, Royce, and/or Royce Fund Services, Inc. ("RFS"), the Fund's distributor, may solicit proxies personally and by telephone, if deemed desirable. Shareholders vote at the Special Meeting by casting ballots (in person or by proxy) which are tabulated by one or two persons, appointed by the Board of Trustees before the meeting, who serve as Inspectors and Judges of Voting at the meeting and who have executed an Inspectors and Judges Oath. Neither abstentions nor broker non-votes are counted in the tabulation of such votes.

On October 13, 1997, the record date for the meeting, there was _______ shares of the Fund outstanding. The shareholders entitled to vote are those of record on that date. Each share is entitled to one vote on each item of business at the meeting. The following persons were known to the Trust to be beneficial owners or owners of record of 5% or more of the Fund's outstanding shares of beneficial interest as of the record date.

Name and Address                 Amount and Nature 	Percentage
 of Owner      		           of Ownership            of Class

[              ]                  ________ shares             ____%
1414 Avenue of the Americas	 (Record and
New York, NY 10019		 beneficial--
                                 sole investment and voting power)

As of such date, all of the Trustees and officers of the Trust as a group owned _______ shares of the Fund (____% of the outstanding shares).

Approval or Disapproval of a
Change in the Fund's Investment Objective and in a Related Policy to Permit the Fund to Concentrate Its Investments in the Financial Services Industry
(Proposal 1)


The Board of Trustees of the Fund has approved, and recommends to the Fund's shareholders for their approval, a proposal to change the Fund's investment objective to allow the Fund to narrow its focus from "global services" to "financial services" and to concentrate its investments in the financial services industry. The Board has also approved other related actions, including changing the name of the Fund to Royce Financial Services Fund and certain changes in the Fund's non-fundamental investment policies and restrictions, which will be implemented only if shareholders approve the change in the Fund's investment objective and concentration policy.


Current Investment Objective and Concentration Policy

The Fund's current investment objective is "long-term capital appreciation by investing primarily in common stocks and convertible securities of domestic and foreign companies in service industries." The Fund does not currently concentrate its investments by investing more than 25% of its assets in companies principally engaged in any one industry.


Proposed New Investment Objective, Concentration Policy and Certain Other Investment Policies

If this proposal is approved by its shareholders, the Fund would change its investment objective to "long-term capital appreciation by investing primarily in common stocks and convertible securities of companies principally engaged in the financial services industry." In seeking to achieve its proposed new investment objective, the Fund would concentrate its investments by investing more than 25% of its assets in companies principally engaged in the financial services industry.


The Fund would continue to seek investment opportunities in both foreign and domestic securities markets and would continue to have no restriction on the amount of its assets that may be invested in foreign securities. Thus, under normal circumstances, the Fund would invest at least 65% of its assets in common stocks, convertible securities and warrants of domestic and foreign companies principally engaged in the financial services industry. Examples of such companies include: commercial and industrial banks, savings and loan associations, companies engaged in consumer and industrial finance, insurance, securities brokerage, and investment management, other financial intermediaries and other companies as Royce may from time to time determine to be principally engaged in the financial services industry. For these purposes, a company would be treated as principally engaged in the financial services industry if at least 50% of its consolidated assets, revenues or net income are committed to, or are dervied from, financial services-related activities or if, based on available financial information, a question exists as to whether a company meets one of these standards, Royce determines that the company's principal activities are within the financial services industry.

The Fund's new financial services industry focus will result in its being less diversified than other funds investing in a number of industries, and the Fund's net asset value could, therefore, experience increased volatility. Rising interest rates may be viewed as a negative for certain companies in the financial services area, and a rising inflation rate may also be viewed as a negative. Compared to the broader market, an individual sector, such as financial services, may be more strongly affected by changes in the U.S. and/or foreign economies, moves in a particular dominant stock or regulatory changes.

If shareholders approve Proposal 1, the Fund's name will be changed to Royce Financial Services Fund, and the Fund will no longer be required to normally invest more than 65% of its assets in securities of companies from at least three countries, which may include the United States. The Fund will, however, continue in most instances to make investments in companies principally based in the United States or the other developed countries of North America, Europe, Asia and Australia and not in emerging market countries. In restructuring its portfolio to increase its investments in the financial services industry, the Fund will realize additional capital gains in 1997.


Reasons for the Proposal

The Fund's current concentration policy permits it to invest without limit in financial services companies so long as not more than 25% of its assets are invested in any one financial services industry classification such as banking or insurance. Both the Fund and other registered investment company accounts managed by Royce have historically invested significant percentages of their respective assets in financial services companies, with the Fund having approximately 35% of its assets invested in such companies at September 30, 1997. As a result of this experience, Royce desires to have a fund which concentrates by name and objective in financial services companies. Instead of commencing operations with a newly- created fund, Royce and the Board believe that it is more appropriate to change the investment objective and policies of the Fund, which commenced operations in December 1994 and, as of September 30, 1997, had less than $2.5 million net assets, for that purpose. Royce and the Board also believe that the Fund when converted into a financial services fund should have greater prospects for attracting new investors, increasing Fund assets and thereby reducing its expense ratio.


	-----------------------------------------


Recommendation of the Trustees; Required Votes


The Trustees recommend that the Fund's shareholders vote to approve the change in the Fund's investment objective and to concentrate its investments in the financial services industry. These changes involve fundamental policies of the Fund and will, therefore, require approval by the favorable vote of the lesser of (i) more than 50% of the Fund's outstanding shares and
(ii) 67% or more of the Fund's shares present at the meeting, if the holders of more than 50% of the Fund's shares are present or represented at the meeting.

Charles M. Royce, the owner of approximately 49% of the Fund's outstanding shares, has advised the Trust that he expects to vote such shares For the Proposal.

Adjournment of Meeting; Other Matters

In the event that sufficient votes in favor of Proposal 1 in the Notice of Special Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies for such Proposal. Any such adjournment will require the affirmative vote of a majority of the shares present in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of Proposal 1. They will vote against any such adjournment those proxies required to be voted against Proposal 1.

While the meeting has been called to transact any business that may properly come before it, the only matter which the Trustees intend to present is the matter stated in the Notice of Special Meeting. However, if any additional matter properly comes before the meeting and on all matters incidental to the conduct of the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on such matters unless instructed to the contrary.


Royce

Royce's principal office is located at 1414 Avenue of the Americas, New York, New York 10019. Charles M. Royce is the President, Secretary, Treasurer, sole director and sole voting shareholder of Royce. Mr. Royce is also the President, Treasurer and a Trustee of the Trust.


Shareholder Proposals

The Trust does not hold annual shareholder meetings. Shareholders wishing to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should send their written proposals to the Secretary of the Trust, 1414 Avenue of the Americas, New York, New York 10019.

PLEASE FILL IN, DATE AND SIGN THE PROXY AND RETURN IT IN THE
ACCOMPANYING POSTAGE-PAID ENVELOPE.

PROXY


PROXY                     	ROYCE GLOBAL SERVICES FUND	      PROXY
                                1414 Avenue of the Americas
                                    New York, NY 10019

This Proxy is Solicited on Behalf of the Board of Trustees

The undersigned hereby appoints Charles M. Royce and John E. Denneen, or either of them, acting in absence of the other, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of the Fund held of record by the undersigned on October 13, 1997, at the Special Meeting of Shareholders to be held on November 10, 1997, or at any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposal 1.

PLEASE VOTE , DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

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




X	PLEASE MARK VOTES
AS IN THIS EXAMPLE


ROYCE GLOBAL SERVICES FUND
                                                     For  Against  Abstain

1.  PROPOSAL TO APPROVE A CHANGE IN
THE FUND'S INVESTMENT OBJECTIVE
AND IN A RELATED POLICY TO PERMIT
THE FUND TO CONCENTRATE ITS
INVESTMENTS IN THE FINANCIAL SERVICES
INDUSTRY.

2.  THE PROXIES ARE AUTHORIZED TO VOTE
UPON SUCH OTHER MATTERS AS MAY
PROPERLY COME BEFORE THE MEETING.




Please be sure to sign and date this Proxy. 	Date:
                	Mark box at right if an address change or	[]
                        comment has been noted on the reverse
                        side of this card.


Shareholder sign here   Co-owner sign here      RECORD DATE SHARES: